EXHIBIT 35.3

SERVICER COMPLIANCE STATEMENT

American Express National Bank

American Express Credit Account Master Trust

Reporting Period January 1, 2020 to December 31, 2020

The undersigned, a duly authorized officer of American Express National Bank (“AENB”), a wholly owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Third Amended and Restated Supplemental Servicing Agreement, dated as of April 1, 2018 (as so amended and restated and as otherwise amended from time to time, the “Agreement”), among TRS, AENB and American Express Receivables Financing Corporation III LLC, does hereby certify that:

1.	AENB performs certain servicing procedures on behalf of TRS under the Agreement.

2.	The undersigned is duly authorized to execute and deliver this Certificate.

3.	A review of AENB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, AENB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of March, 2021.

AMERICAN EXPRESS NATIONAL BANK

By:	/s/ David L. Yowan
Name:	David L. Yowan
Title:	Treasurer